EXHIBIT 16.2

Audit • Tax • Consulting • Financial Advisory Registered with Public Company Accounting Oversight Board (PCAOB)

August 9, 2021

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

We have read the statements under item 4.01 in the Form 8-K dated August 9, 2021, of Cosmos Group Holdings, Inc. (the “Company”) to be filed with the Securities and Exchange Commission and we agree with such statements therein as related to our firm. We have no basis to, and therefore, do not agree or disagree with other statements made by the Company in the Form 8-K.

Very truly yours,

/s/ KCCW Accountancy Corp.

KCCW Accountancy Corp.

Diamond Bar, California

KCCW Accountancy Corp. 3333 S. Brea Canyon Road, Suite 206, CA 91765 USA Tel: +1 909 348 7228 • Fax: +1 909 895-4155